                           EXTENSION AGREEMENT

        This Agreement made this 31st day of July, 1998, by and between:

        FIRST WESTERN BANCORP, INC., a Pennsylvania corporation, hereinafter referred to as (the "Company")
                                   AND

        RICHARD L. STOVER, an employee of the Company, and hereinafter referred to as the (the "Executive")

        W I T N E S S E T H:

        WHEREAS, the Company and the Employee entered into an Agreement dated November 4, 1996 which agreement is commonly referred to as "change in control" agreement and which agreement is due to expire on July 31, 1998;
and

        WHEREAS, the Compensation Committee of the Board of Directors of the Company has been reviewing all change in control contracts and the concepts behind the same to determine whether to recommend that the Company extend the Employee's change in control contract and if so, upon what terms and conditions; and

        WHEREAS, the Compensation Committee has not been able to reach a recommendation to the board of directors of the Company regarding extending or renewing the Executive's change in control contract, but the Company has authorized this Extension Agreement under which the Executive's current change in control contract will be extended to December 31, 1998, at which time, notwithstanding Paragraph 24 to the contrary, the change in control agreement will lapse and become null and void;

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

        1. Paragraph 24 of the Agreement dated January 16, 1996, by and between the Company and the Executive is hereby amended to read in its entirety as follows:

                 24. Notwithstanding anything to the contrary contained above, this Agreement shall remain in effect through December 31, 1998 at which time, if there has not been a change in control, this Agreement shall lapse and become null and void unless extended by the Company.

        2. The Executive understands that this Extension Agreement in no way obligates the Company to either extend or renew the Executive's change in control agreement. The Executive further understands that in the event the company should decide to extend to the Executive a new change in control agreement, such new agreement may contain terms and condition materially different from the terms and conditions set forth in the change in control agreement dated January 16, 1996.

        3. Except for amending and restating in its entirety Paragraph 24 of the agreement as set forth in Paragraph 1 above and except for the understanding set forth in Paragraph 2 above, the agreement dated January 16, 1996 shall remain in full force and effect until its expiration on December 31, 1998 unless otherwise amended by agreement between the company and the Executive.

        IN WITNESS WHEREOF, the undersigned has set their hand and seal or caused this Agreement to be signed by a duly authorized officer, on the day first set out above.

                                        FIRST WESTERN BANCORP, INC.

                                        By: /s/Robert C. Duvall
                                            -------------------
                                            Robert C. Duvall, Chairman
                                            Compensation Committee of the
                                            Board of Directors
ATTEST:
/s/Robert H. Young
------------------
   Secretary


                                        EXECUTIVE

                                        By: /s/Richard L. Stover
                                            --------------------
                                            Richard L. Stover

WITNESS:
/s/Joann A. Lombardo



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